[TEMPLE-INLAND INC. LOGO]




NEWS
RELEASE__________________________________________

FOR IMMEDIATE RELEASE
CONTACT: Doyle R. Simons
         (512) 434-3737



            TEMPLE-INLAND INC. REPORTS FOURTH QUARTER
                   AND FULL YEAR 2002 RESULTS


     AUSTIN, TEXAS, February 7, 2003--Temple-Inland Inc. today reported fourth quarter 2002 net income of $19 million, or $0.36 per diluted share, compared with fourth quarter 2001 net income of $26 million, or $0.54 per diluted share.

     For the year, the Company reported net income of $53 million, or $1.02 per diluted share. Results for 2002 include unusual charges totaling $0.50 per share after-tax, consisting of a special charge of $0.27 per share, a $0.02 per share loss from discontinued operations, and the effect of an accounting change of $0.21 per share. This compares with 2001 net income of $109 million, or $2.22 per diluted share. Results for 2001 include an after-tax special gain of $0.18 per share and the effects of an accounting change of $0.04 per share.

Corrugated Packaging

     The corrugated packaging group reported operating income of $13 million in fourth quarter 2002, compared with $27 million in fourth quarter 2001. Full-year operating income for the corrugated packaging group was $78 million, compared with 2001 income of $107 million. The corrugated packaging group's 2002 results include ten months of the acquired Gaylord operations.

     The decline in earnings in fourth quarter 2002 compared with fourth quarter 2001 was primarily attributable to lower box volumes and prices, higher costs for old corrugated containers
(OCC) and increased downtime. Containerboard production was curtailed by approximately 125,000 tons in the fourth quarter due to weaker than anticipated demand, a commitment to match production with the Company's demand, weather-related and production issues at the Rome, Georgia, linerboard mill and an annual maintenance outage at the Bogalusa, Louisiana, linerboard mill.



Temple-Inland Inc.                        A forest resource company
P. O. Box 40                              with major interests in
Austin, Texas 78767                       corrugated packaging,
                                          building products, and
                                          financial services.



     Compared with third quarter 2002, earnings were down $1 million as the benefit of higher box prices and lower OCC costs were offset by lower box volumes, market and production related downtime, a reduction in inventories and higher energy costs. Inventories were reduced by 70,000 tons in the quarter.

     Average prices for corrugated containers in fourth quarter 2002 were 2% lower than fourth quarter 2001, but were up 2% compared with third quarter 2002. On an actual basis, shipments of corrugated containers in the fourth quarter were down approximately 3% compared with pro-forma shipments of the corrugated packaging group (including Gaylord) in fourth quarter 2001 and down 4% compared with third quarter 2002 levels. On a volume per workday basis, shipments were flat in fourth quarter 2002 compared with pro-forma shipments in fourth quarter 2001 and up 1% compared with third quarter 2002 levels. The average cost of OCC in fourth quarter 2002 was up 27% compared with fourth quarter 2001, but down 28% compared with third quarter 2002.


Building Products

     The building products group reported operating income of $6 million in fourth quarter 2002, compared with an operating loss of $4 million in fourth quarter 2001. Operating income for fourth quarter 2002 included $5 million from high-value land sales, compared with $2 million in fourth quarter 2001. Full year operating income for the building products group was $49 million, compared with 2001 operating income of $13 million.

     Average lumber prices in fourth quarter 2002 were down 4% compared with fourth quarter 2001 and down 7% compared with third quarter 2002. Particleboard prices were down 13% compared with fourth quarter 2001 and down 4% compared with third quarter 2002. Medium density fiberboard (MDF) prices were flat compared with fourth quarter 2001 and down 2% compared with third quarter 2002. Gypsum prices were essentially flat for all three periods. Shipments of particleboard, MDF and gypsum were up 19%, 20% and 33%, respectively in fourth quarter 2002, compared with the year-ago quarter. Shipments of all products were down slightly in fourth quarter 2002 compared with third quarter 2002.


Financial Services

     The financial services group reported operating income of $56 million in fourth quarter 2002. This compares with $50 million in fourth quarter 2001. Operating income for full year
2002 was $171 million, down from $184 million in 2001.

     Operating income for financial services increased in each consecutive quarter of 2002. This improvement was primarily due to cost reduction initiatives implemented early in the year and the development of new target loan allocations resulting in an increase in single-family assets and a reduction in construction and development loans.

Outlook

     In announcing results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc. said, "Although confronted with weak economic conditions in 2002, we continued to make progress in the transformation of our company, including growing and enhancing our competitive position in corrugated packaging, improving operating efficiency and lowering costs. While the timing of an economic recovery remains uncertain, we are well positioned to benefit from an upturn. We remain committed to improving return on investment by meeting the needs of our customers, matching production with our demand, lowering costs, increasing integration and disciplined capital expenditures."

     Commenting on the coming year, Mr. Jastrow said, "We anticipate continued difficult market conditions through the first half of 2003. These market conditions, coupled with higher pension expense and an anticipated increase in energy costs, will negatively effect earnings.

     "Late last year, we disclosed a significant new initiative to improve organizational effectiveness and reduce costs, including relocating the paper group's headquarters from Indianapolis, Indiana, to Austin, Texas; consolidating corporate administrative functions in Austin; and implementing a shared services concept throughout the entire company. The timing and anticipated annual savings associated with these changes will be announced later this month."

Temple-Inland Inc. is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The Company's 2.1 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative (SFISM) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock
(TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

     This release contains forward-looking statements that involve risks and uncertainties. The actual results achieved by Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and its subsidiaries; competitive actions by other companies; changes in laws or regulations; the accuracy of certain judgments and estimates concerning the integration of Gaylord into the operations of the company; and other factors, many of which are beyond the control of Temple-Inland and its subsidiaries.




               TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)
             (in millions, except per share amounts)



                                        Fourth Quarter        Year-to-Date
                                        2002       2001     2002       2001

Total revenues                         $1,151    $  982    $4,518    $4,109
                                       ======    ======    ======    ======

Income from continuing operations      $   19    $   26    $   65(a) $  111(a)
Discontinued operations                     -         -        (1)        -
Effect of accounting change                 -         -       (11)       (2)
                                       ------    ------    ------     ------
Net income                             $   19    $   26    $   53     $  109
                                       ======    ======    ======     ======

Diluted earnings per share:
  Income from continuing operations    $ 0.36    $ 0.54    $ 1.25(a)  $ 2.26(a)
  Discontinued operations                   -         -     (0.02)         -
  Effect of accounting change               -         -     (0.21)     (0.04)
                                       ------    ------    ------     ------
  Net income                           $ 0.36    $ 0.54    $ 1.02     $ 2.22
                                       ======    ======    ======     ======

Average shares outstanding - diluted     53.8      49.3      52.4       49.3


(a) 2002 includes an after-tax special charge of $14 million or $0.27 per diluted share. 2001 includes an after-tax special gain of $9 million or $0.18 per diluted shares.



                        Business Segments


Revenues
Corrugated packaging                  $  655    $  507    $2,587     $2,082
Building products                        177       165       787        726
Financial services                       319       310     1,144      1,301
                                      ------    ------    ------     ------
    Total revenues                    $1,151    $  982    $4,518     $4,109
                                      ======    ======    ======     ======
Income
Corrugated packaging                  $   13    $   27    $   78     $  107
Building products                          6        (4)       49         13
Financial services                        56        50       171        184
                                      ------    ------    ------     ------
  Segment operating income                75        73       298        304
Corporate and other                       (8)       (9)      (34)       (34)
Other income (expense)                     -         -       (24)         5
Parent company interest - net            (36)      (22)     (133)       (98)
                                      ------    ------    ------     ------
  Income before taxes                     31        42       107        177
Income taxes                             (12)      (16)      (42)       (66)
                                      ------    ------    ------     ------
  Income from continuing operations       19        26        65        111
Discontinued operations                    -         -        (1)         -
Effect of accounting change                -         -       (11)        (2)
                                      ------    ------    ------     ------
    Net income                        $   19    $   26    $   53     $  109
                                      ======    ======    ======     ======


               TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)
                      STATISTICAL DATA (a)


                                       Fourth Quarter       Year-to-Date
                                      2002      2001       2002      2001

Net revenues (in millions)

Corrugated Packaging                 $  655    $  507     $2,587    $2,082

Building Products:
Pine lumber                          $   50    $   53     $  227    $  228
Particleboard                            39        37        172       175
Medium density fiberboard                25        19        116        98
Gypsum wallboard                         19        15         77        56
Fiberboard                               12        14         64        63
Other                                    32        27        131       106
                                     ------    ------     ------    ------
  Total Building products            $  177    $  165     $  787    $  726
                                     ======    ======     ======    ======

Unit sales

Corrugated Packaging
  (in thousand tons)(b)                 890       654      3,520     2,618

Building Products:
Pine lumber - MBF                       186       191        764       728
Particleboard - MSF (3/4" basis)        152       127        653       582
Medium  density fiberboard-MSF
  (3/4" basis)                           60        50        285       256
Gypsum wallboard - MSF                  169       127        679       586
Fiberboard - MSF (1/2" basis)            76        84        388       385




(a) Revenues and unit sales do not include joint venture operations
(b) Includes boxes sold and open market sales of linerboard

Note: Data for the paper group for 2002 is not comparable due to the effect of acquisitions completed in 2002